Exhibit 99.(g)(1)(b)

APPENDIX A

TO

THE CUSTODIAN AGREEMENT

BETWEEN

FORWARD FUNDS

and

BROWN BROTHERS HARRIMAN & CO

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 6/30/2005 “the Agreement.”

FORWARD EMERALD BANKING & FINANCE FUND

FORWARD EMERALD GROWTH FUND

FORWARD EMERALD OPPORTUNITIES FUND

FORWARD GLOBAL EMERGING MARKETS FUND

FORWARD HOOVER MINI CAP FUND

FORWARD HOOVER SMALL CAP EQUITY FUND

FORWARD INTERNATIONAL EQUITY FUND

FORWARD INTERNATIONAL SMALL COMPANIES FUND

FORWARD LEGATO FUND

FORWARD UNIPLAN REAL ESTATE INVESTMENT FUND

SIERRA CLUB EQUITY INCOME FUND

SIERRA CLUB STOCK FUND

FORWARD FUNDS		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Jeremy W. Deems	By:	/s/ Timothy J. Connely
Name: Jeremy W. Deems		Name: Timothy J. Connely
Title: Treasurer		Title:
Date: 10/26/05		Date: 10/27/05